TEPLARNA LIBEREC








                           LIBEREC COGENERATION PLANT
                               Joint Stock Company








                           ARTICLES OF THE ASSOCIATION








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1.       Name, Registered Office, Origin and Period of the Company
         ---------------------------------------------------------

1.1      Company name:              Teplarna Liberec, a.s.

1.2      Registered office:         tr. Dr. Milady Horakove 641/34a, 460 01
                                    Liberec 4.

1.3 The Company was founded without the call to subscribe shares by concluding the Founder's Agreement of November 11, 1994 in the form of a notary record, by approving the Articles of Association and by voting the Company's bodies.

1.4 The company was established on February 13, 1995 and has been recorded in the Commercial Register held with the Regional Court in Usti nad
         Labem. The Company has been established for an indefinite period of time.


2.       Scope of Business
         -----------------

         The scope of business of the Company is as follows:

2.1      Generation,  distribution,  purchase  and  sale  of  heat  and  related activities.
2.2      Generation,   distribution   and  sale  of   electricity   and  related
         activities.
2.3      Oil and fuel processing.
2.4      Purchase, sale and storage of oil and fuel.
2.5      Production, repairs and installation of indicators and gauges.
2.6 Production, installation, repairs, upgrading, inspection and tests of stated pressure equipment.
2.7      Installation, repairs and inspection of gas equipment.
2.8      Installation, repairs and inspection of electrical equipment.
2.9      Purchase of goods to be sold and sale of goods.
2.10     Administration of residential and non-residential estate.
2.11     Automatic data processing.
2.12     Accounting.
2.13     Enterprising in the field of waste management.
2.14     Economic and organizational consultancy.
2.15     Rental of motor vehicles.

3.       Acting on behalf of the Company
         -------------------------------

3.1 Either all members of the Board of Directors jointly or Board Chairman, or one of the Board members who has been authorized by the Board, act on behalf of the Company. The authorization shall be in writing and signed by at least three members of the Board. Signing on behalf of the Company is carried out in such a way that they put their signatures to the name or seal of the Company.




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3.2      Also the proxy or proxies  sign on behalf of the Company in  accordance with granted procuration. The proxy or proxies sign in such a way that they put their signature and an addition identifying the procuration to the written business name or seal of the Company.

3.3 The persons given in paragraph 2 prove their authorization to act on behalf of the Company by an extract from the Commercial Register.

3.4 Employees appointed to specific duties by the Company are authorized according to Section 15 of the Commercial Code to all transactions normally associated with this duty.


4.       Basic capital and shares
         ------------------------

4.1 Basic capital of the Company is 500,000,000 CZK (in words five hundred million Czech Crowns) and is divided into 100 shares of nominal value of 5 million CZK per share that have been issued as book entry shares.

4.2 All shares are the registered shares and are not marketable in public. The shares have minimum transferability, the transfer is possible with the prior written approval of the Board of Directors only.

4.3 The company keeps a list of shareholders into which it enters the kind and form of the share, its nominal value, the business name or title and registered office of the legal entity or name and place of residence of a physical entity who is a shareholder, share identification number and changes of these data.

4.4 The Company may, under the conditions pursuant Section 161a, subsection 1 of the Commercial Code, acquire its own shares. The exceptions are stipulated by further provisions of the Commercial Code (e.g. Section 161, subsection 2).

4.5 The basic capital of the company is completely paid off. At the foundation of the company the original basic capital was paid off by non-monetary contributions of the founders of the Company.

5.       Company Bodies
         --------------

         The Company has the following bodies:
         -  General Meeting
         -  Board of Directors
         -  Supervisory Board.



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6.       General Meeting
         ---------------

         General Meeting is the highest body of the Company. The shares ownership gives the right to the shareholders to participate and vote in the General Meeting, to require and receive explanations with regard to the Company related matters discussed at the General Meeting, and to put forward proposals and counterproposals pursuant with the Articles of Association.

6.1      Scope of General Meeting

6.1.1    The scope of the General Meeting includes:
         a)     decision on Company business plan and its changes;
         b)     decision on changes in the Articles of Association;
         c) decision on increase in the basic capital; the General Meeting can entrust the Board of Directors to make a decision to increase the basic capital under conditions given by the Commercial Code and by these articles;
         d) decision on decrease in the basic capital or on issue of priority or tradable bonds;
         e) election and withdrawal of the members of Board of Directors and Supervisory Board, with the exception of the Supervisory Board's member elected by the Company's employees - see article 8.3.1;
         f) decision on remuneration of the Board of Directors and Supervisory Board's members;
         g) approval of financial statements, decision on distribution of profit or compensation of loss, and definition of the level and method of payment of dividends and director's fee and allotments to the Company's funds;
         h) decision on submission of an application for the license to trade with the Company's shares in public or on cancellation of the public tradability;
         i)     decision on sale of the Company or its part;
         j)     decision on change of type, form or character of shares;
         k) decision on dissolution of the Company with liquidation and approval of shares in the liquidation balance; decision on transformation, consolidation, merge or division of the Company;
         1)     decision on change of owner's rights;
         m) decision on other matters assigned to the scope of the General Meeting by relevant Laws or by these Articles.

6.2      Convocation of the General Meeting

6.2.1 The general Meeting is taking place at least once in a calendar year, not later than eight months from the last accounting period and is being called by the Board of Directors or by its member, providing the Board of Directors has not ruled on its calling without undue delay, and the Las stipulates the duty to call the General Meeting or providing the Board of Directors does not constitute a quorum in a long run, unless stipulated otherwise by the Law.

6.2.2 The shareholders who have owned the registered shares shall be notified of the General Meeting through an notification mailed to the registered



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         address or  residence  stated in the list of  shareholders  at least 30 days prior to the stated term of the General Meeting.

6.2.3 The Board of Directors shall call the Extraordinary General Meeting without undue delay in the following cases:

         a) if it is required by a shareholder or shareholders who have the shares or scrip certificates which nominal value exceeds ten per cent of the basic capital of the Company. The request must include all matters to be discussed at the General Meeting;

         b) if the Board of Directors finds out that the Company's loss has exceeded the value of a half of the basic capital or that the Company has become bankrupt.

6.2.4 The Board of Directors shall call the Extraordinary General Meeting according to Article 6.2.3 a) in such a way that it will be held not later than 40 days from the date of receipt of the request for its convocation. In this case the term specified in Article 6.2.2 is shortened to 15 days.

6.2.5    The General Meeting may be also called by:

         a) the Supervisory Board, if it is in the interests of the Company. In this case the Supervisory Board proposes necessary actions at the General Meeting;

         b) the shareholder or shareholders who have owned the shares or scrip certificates which nominal value exceeds 10 % of the basic capital of the Company, if the Board of Directors fails to meet its obligation according to Article 6.2.3 of the Articles of Association and if they are authorized by a court to call the Extraordinary General Meeting on the basis of their claim.

6.2.6 In case that the General Meeting does not constitute a quorum according to Article 6.3.5, the Board of Directors shall call a Reserve General Meeting. The reserve General Meeting is called in the way as specified in Article 6.2.2 with relevant term shortened to 15 days. The notification of the Reserve General Meeting must be published within 15 days from the date of the original General Meeting at the latest. The reserve General Meeting shall be held within 6 weeks from the date of the original General Meeting, shall have the unchanged agenda and a quorum irrespective of the stipulations of Article 6.3.5 of these Articles of Association.

6.2.7    The General Meeting notification shall include:

         a)     trade name and registered office of the Company;
         b)     place, date and hour of the General Meeting;
         c)     General Meeting agenda;
         d)     identification   whether  Ordinary,   Extraordinary  or  Reserve
                General Meeting is called;

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         e)     final date for participation in the General Meeting;
         f)     other data as stated in Commercial Code.

6.2.8    On the request of a shareholder or shareholders as specified in Article
         6.2.3 a), the Board of Directors shall include the requested matter to the General Meeting's Agenda. If the request has been received after notification of the General Meeting Date, the Board of Directors shall publish the addition of the General Meeting's agenda in the way as specified in Article 6.2.2 within 10 days prior to the General Meeting. If such notification has not been possible, the additional matters may be included into the agenda only in participation and with consent of all shareholders of the Company.

6.2.9 The General Meeting may be cancelled or its date postponed provided the change is published in the same way as valid for the General Meeting convocation according to Article 6.2.2, and that at least one week prior to the announced General Meeting date. The extraordinary General Meeting may be cancelled or its date postponed only if it is requested by the shareholder/shareholders as specified in Article 6.2.3 a).

6.3      Participation and Voting at the General Meeting and Decision-Making

6.3.1 Each shareholder filed in the extract from the Issuer Registry to the final day, has the right to take part in and vote at the General Meeting.

6.3.2 A shareholder can take part in and vote at the General Meeting personally or through a person authorized by him/her in writing. The condition of his/her registration is submission of an identity document. If the shareholder is a legal entity, its statutory body must deliver the extract from the Commercial Register or from similar register and an identity document. In addition, the proxy of the legal entity shall submit formally verified power of attorney. A member of the Board of Directors or Supervisory Board of the Liberec Cogeneration Plant cannot be the proxy of a shareholder.

6.3.3 The shareholders present at the General Meeting put their signatures in the List of Persons Present that must include shareholder's name/trade name, birth certificate number or identification number of organization, domicile/registered office, and number of shares represented by the shareholder. If a shareholder enforces his/her rights through a proxy, the List of Persons Present must include, in addition to the above specified data, also the proxy's name/trade name and domicile/registered office. The power of attorney is added to the List of Persons Present. If the Company denies to register a certain person in the List of Persons Present, it shall make a record of this fact into the List of Persons Present, including the reason for the person's omission.

6.3.4 The General Meeting constitutes a quorum, if the shareholders present personally or through their proxies have owned the shares which value represent more than 90 % of the basic capital of the

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         company.  If the General  Meeting does not  constitute a quorum  within sixty minutes from the time stated in its notification as the beginning of the General Meeting, the Board of Directors shall inform the shareholders of the term of the Reserve General Meeting in the way as stated in Article 6.2.6 of these Articles of Association.

6.3.5    On voting each share represent one vote.

6.3.6 Prior to voting on individual items of the agenda, all necessary explanations must be given and the General Meeting must be informed about all proposal and counterproposal.

6.3.7 Before the General Meeting decides about the election of the Board of Directors and Supervisory Board member, the chairman will verify the fulfillment of conditions under articles 7.2.2 and 8.2.2 of the Articles and will inform the General Meeting about the result.

6.3.8 The shareholders vote at the General Meeting by acclamation. First it is voted on the Board of Directors proposal, and then, if it has not passed, on other proposals in the sequence they have been put forward. If the proposal submitted by the Board of Directors has passed, other proposals are not voted on. The Board of Directors member, authorized in accordance with these Articles, is responsible for the voting procedure, according to Article 6.4.1. of these Articles.

6.3.9 The General Meeting decides by majority of votes of the shareholders present, except the decisions when the Law requires two thirds or three quarters of votes. A notarized record must be made of the decisions required by the Law.

6.3.10 Member of the Board of Directors or of the Supervisory Board has the right to alert the General Meeting of inappropriate command by the General Meeting and to request a record of the protest into the Minutes of the General Meeting.

6.4      General Meeting Procedure

6.4.1 The General Meeting elects its Chairman, Secretary, two Verifiers of the Minutes, and a person/persons charged with counting the votes (scrutineers). The proposal for these functions is put forward at the beginning of the General Meeting by the Chairman of the Board of Directors or by another authorized member of the Board of Directors. The functions of Chairman, Secretary and Scrutineer can be done at the same time by one person only. The function of Verifier of the Minutes is incompatible with the other functions.

6.4.2 The General Meeting proceeds according to the individual items of the agenda. Only the person who is called upon the Chairman, takes the floor.

6.4.3 Each participant can ask for explanations and submit proposals to the agenda discussed at the General Meeting through an application to take the floor which he/she receives at the registration center and hands it over

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         personally to the scrutineer before a decision to the discussed item is adopted, and/or before the Chairman of the General meeting finishes the discussion the relevant item.

6.4.4 If necessary, the Chairman of the General Meeting can adjourn the Meeting for up to 30 minutes.

6.4.5    The Minutes of the General Meeting are elaborated which include:

         a)     name and registered office of the Company;
         b)     place and time of the General Meeting;
         c) names of the Chairman, Secretary, verifiers and scrutineer/scrutineers;
         d) description of important events during the General Meeting, as well as important declarations; written presentations and declarations are enclosed to the Minutes;
         e)     a decision of the General Meeting stating a result;
         f) the protests of the shareholder, member of the Board of Directors or of the Supervisory Board against a particular decision, if the protesting party requires so.

         The Minutes are signed by the Secretary and Chairman of the General Meeting. Two verifiers verify the correctness of the Minutes.

6.4.6 The Board of Directors ensures that the General Meeting Minutes are made available by thirty days from the General Meeting. The Minutes together with the invitation to the General Meeting and an Attendance record are kept in the Company's archives for the whole period of its existence. Each shareholder has the right to inspect the Minutes and to request a copy of the Minutes. However, the Board of Directors can rule that a copy of the Minutes will be delivered only after covering the expenses incurred and can assess an appropriate lump part of these expenses.

7.       Board of Directors
         ------------------

7.1      Status and Activity of the Board of Directors

         The Board of Directors is a statutory body of the Company that manages the Company's activity and acts on its behalf according to article 3 of the Articles of Association. If the Company was dissolved, or a declaration of its bankruptcy filed, the Board of Directors will perform its activity only to such extent in which it was not transferred to the assessor or the forced administrator. It rules in all Company matters which are not limited by the Commercial Code or reserved by the Articles of Association of the Company for the activities of the General Meeting or the Supervisory Board.

         The Board of Directors, in particular:

         a)     organizes and manages the Company's activity,

         b) exercises the employer's rights towards the Company's employees in accordance with labor-law regulations,

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         c)     is  responsible  for  the  proper   accounting  and  trade  book
                management of the Company; it selects the Company's auditor,

         d) is responsible for the elaboration of proper financial statement and of proposals for profit sharing,

         e) approves the submitted financial statement and the reports on entrepreneurial activities, on handling the property and on the commercial policy of the Company submitted to the General Meeting,

         f)     calls  the  General   Meeting   according   to  the   procedures
                established by the Articles of Association or Law and organizes it,

         g)     keeps proper records into the List of Shareholders,

         h) appoints and recalls the General Director of the Company and staff directly subordinated to him included into the stated range of functions, assigns their duties and supervises their activities,

         i)     grants a power of attorney,

         j) approves proposals for founding another trading companies with a property share of Liberec Cogeneration Plant; decides on the entry into the already founded trading companies, and/or on terminating the participation in them; the Board of Directors is entitled to make monetary and tangible contributions into those companies totaling up to one third of the basic capital of the Liberec Cogeneration Plant, in the period between the successive General Meetings,

         k)     approves the plan of the Company.

7.1.2 Pursuant to Section 18 of the Commercial Code, the Board of Directors has an exclusive right to dispose of the Company's trade secrets, including the right to grant permission to someone else to use a particular trade secret and to determine the conditions of such use.

7.1.3 The Board of Directors is obliged, in the year when its or Supervisory Board's term of office expires, to put on the nearest General Meeting agenda the election of Board of Director's and Supervisory Board's members.

7.2      Structure, Establishment and Term of Office of the Board of Directors

7.2.1 The Board of Directors consisting of 6 members elected by the General Meeting consisting of shareholders and non-shareholders is a statutory body of the Company. The Board of Directors is elected for four-year period. However, its function does not expire until a new Board of Directors is elected; the term of office should not be longer than five years. The function of the Board of Directors' member cannot be substituted.


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7.2.2    A member of the Board of Directors may only be an  individual  (natural person) who complies with the general conditions for the conduct of a trade under a special law, and on whose part here is no impediment to the conduct of a trade under a special law, irrespective of the object of the Company's business activity.

7.2.3 A member of the Board of Directors can withdraw from the function by his/her written statement delivered to the Board of Directors. In such a case his/her function expires on the date, when his/her withdrawal has been or should have been discussed by the Board of Directors, if both parties do not agree upon other term.

7.2.4 The Board of Directors which number of members elected by the General Meeting has not dropped under a half has the right to appoint substitute members of the Board of Directors instead of the members whose membership ceased or who have withdrawn from their functions for the period till the next General Meeting.

7.2.5 If a new member of the Board of Directors has been elected by the General Meeting during the Board's term of office, his/her function expires with the Board's term of office.

7.3      Board of Directors Function

7.3.1 The Board of Directors elects its Chairman and Deputy Chairman out of its members. The chairman organizes its activities, chairs its meetings, and acts on behalf of the Board of Directors outwardly. The Board of Directors has right to withdraw its Chairman and Deputy Chairman any time.

7.3.2 The Deputy Chairman substitutes the Chairman in full extent if the latter is not present.

7.3.3 The meetings of the Board of Directors are called by the Chairman. If not agreed otherwise by all members of the Board of Directors, the meetings are called by a written notice that shall be delivered to all members of the Board of Directors at least eight days prior to the meeting. The notice must include the agenda of the meeting. Any changes or amendments of the agenda proposed by any Board of Directors' member must be agreed on by the Board of Directors by voting. As a rule, the meetings are held at the place stated by the Chairman of the Board of Directors and least quarterly. The Chairman shall call the meeting whenever it is requested by at least two members of the Board of Directors. If the Chairman has not called the meeting, though he was obliged to do it, any member of the Board of Directors has the right to call it.

7.3.4 Any member of the Board of Directors has one vote on voting. Simple majority of votes of all Board of Directors' members is needed to pass a decision, not only those present. In case of equality of votes, the vote of the Chairman is decisive. An approval of at least five members of the Board of Directors is required to adopt a decision according to
         Article 7. 1. 1 e), k) a n d i).



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7.3.5    The meeting of the Board of Directors constitutes a quorum, if at least three members of the Board are present. If an absent Board member who wishes to express his/her opinion to a particular item of the agenda, he/she must do it in a written form, while his/her opinion is not considered a valid vote.

7.3.6 The Board of Directors can also take decisions out of the meeting, and that by written decision signed by all members of the Board of Directors elected at the time. Such decision is of the same force and effectiveness as if it would have been taken on the meeting of the Board of Directors called and held in regular way. The signatures of the members of the Board of Directors need not be in the same document, if each of the members put his/her signature under the full text of the decision.

         The decisions made in such a way must be put in the minutes of the immediately following meeting of the Board of Directors.

7.3.7 A person charged by the Board of Directors elaborates the minutes of the meeting and decisions that are signed by the Chairman of the Board of Directors or chairing person and by the person. The minutes must include the names of the members of the Board of Directors who voted against individual decisions of the Board of Directors or abstained.

7.4      Duties of the Members of the Board of Directors

7.4.1 The members of the Board of Directors shall act with due diligence on performing their functions and to keep the confidential information and facts which disclosure to the third persons would cause damage to the Company secret.

7.4.2 The members of the Board of Directors have to respect the limitations relating to the restraint of trade as follows from Section 196 paragraph 1 of the Commercial Code.

7.4.3    Consequences  of breach of  duties  as stated in  paragraphs  7.4.1 and
         7.4.2 follow from general mandatory legal regulations.

7.4.4 The members of the Board of Directors shall be liable to the Company for the damage caused by breach of his/her duties on performing his/her function under conditions and to the extent as stated by general legal regulations. If the damage is caused by more members of the Board of Directors, they shall be liable for it jointly and severally.


8.       Supervisory Board
         -----------------

8.1      Status and Activity of the Supervisory Board

8.1.1 The Supervisory Board is an inspection body of the Company. It supervises performance of the Board of Directors and implementation of the Company's activities. Particularly, the Supervisory Board:



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         a)     verifies  the  procedures  relating  to  the  Company's  matters whenever it examines accounting documents and files of the Company;

         b) puts forward proposals for discussing matters by the Board of Directors and at the next General Meeting;

         c)     reviews   yearly   financial   statements   and   proposals  for
                distribution of profit, and submits a report on the review results to the General Meeting every year;

         d) represents the Company in the dispute against a member of the Board of Directors, if any;

         e) calls the General Meeting, if it is in the interests of the Company;

         f) performs further tasks designated by the Law (e.g. by Section 182 of the Commercial Code).

8.1.2 The Supervisory Board members take part in the General Meeting of the Company and are obliged to inform the General Meeting with the results of their supervisory activity.

8.2      Structure, Establishment and Term of Office of the Supervisory Board

8.2.1 The Supervisory Board has three members. Two of the members are elected by the General Meeting, and the third one is elected and withdrawn by the Company's employees. The Board of Directors specifies organization and method of election of this member. The function of the Supervisory Board's member cannot be substituted.

8.2.2 A member of the Supervisory Board may only be an individual (natural person) who complies with the general conditions for the conduct of a trade under a special law, and on whose part here is no impediment to the conduct of a trade under a special law, irrespective of the object of the Company's business activity.

8.2.3 A member of the Supervisory Board may withdrawn from his/her function by written notice delivered to the Supervisory Board. In this case the performance of his/her function expires on the date, when his/her withdrawal was discussed or should have been discussed by the Supervisory Board, if both parties have not agreed upon other term.

8.2.4 The Supervisory Board which has one more member elected by the General Meeting, may appoint a substitute member till the next General Meeting, however not as a substitute for the member elected by the employees of the Company.

8.2.5 A member of the Board of Directors or Company's Auditor may not become a member of the Supervisory Board.

8.2.6 The Supervisory Board's member is elected for four years. However, his/her function does not expire until a new Supervisory Board's member is elected; his/her term of office should not be longer than five years.

8.2.7 The term of office commences from the day of electing both Supervisory Board's members by the General Meeting according to Article 8.2.1, the time of the third member election is organized by the Board of Directors in accordance with the above term.

8.2.8 If a new Supervisory Board member has been elected by the General Meeting or by employees during the term of office according to Article 8.2.7, his/her function expires with the term of office of other Supervisory Board members.

8.3      Supervisory Board Function

8.3.1 The Supervisory Board elects its Chairman out of its members, who organizes the Supervisory Board activities, chairs its meetings, and acts on its behalf outwardly. The Supervisory Board has the right to withdraw its Chairman any time.

8.3.2 The Supervisory Board shall always decide on the meeting called and held in compliance with the regulations of Articles 8.3.4 through 8.3.8, with the exception of the case as presupposed in the provision of Article 8.3.3.

8.3.3 The written decision of the Supervisory Board made out of the Supervisory Board's meeting and signed by all its members elected at the time is of the same force and effectiveness as if it would have been taken on the meeting of the Supervisory Board called and held in regular way. The signatures of the members of the Supervisory Board need not be in the same document, if each of the members put his/her signature under the full text of the decision.

         The decisions made in such a way must be put in the minutes of the next meeting of the Supervisory Board.

8.3.4 The Supervisory Board's meeting is called by its Chairman at least twice a year. However, the meeting shall be called whenever it is requested by two of the Supervisory Board's members in writing and with specification of the reason. If the Chairman has not called the meeting, though he was obliged to do it, any member of the Supervisory Board has the right to call it. During absence of the Supervisory Board Chairman the meetings are called and chaired by an authorized member of the Supervisory Board.

8.3.5 The members of the Supervisory Board must be informed of the meeting and its agenda at least 8 days beforehand. If they are not informed in this way, the meeting may be held only if those members who have not received any of the above information are present and agree with the meeting.

8.3.6 The Supervisory Board's meeting constitutes a quorum, if two members of the Supervisory Board are present and if all members have been informed of the meeting in regular way and agreed with it according to the provision as stated in Article 8.3.5.

8.3.7 Minutes of the Supervisory Board's meeting are elaborated and signed by the Chairman of the Supervisory Board. The invitations to the meeting shall be attached to the minutes that include brief description of the meeting's content. The minutes must include the names of the members of the Supervisory Board who voted against individual decisions of the Supervisory Board or abstained.

8.3.8 Each member of the Supervisory Board has one vote on voting in the Supervisory Board. Majority of votes of the Supervisory Board's members is needed to pass a decision.

8.3.9 Limitations and duties as stated in Article 7.4 apply also to the members of the Supervisory Board.

9        Economy of the Company
         ----------------------

         Accounting period of the Company is a calendar year.

9.1      Reserve Fund

9.1.1 The Company creates the Reserve Fund from the net profit stated in the annual accounting statement in the year when it creates profit for the first time, amounting to 20 % of the net profit. In the next years, the Reserve Fund is yearly replenished by 5 % of the net profit, and that up to the level of 20 % of the basic capital of the Company. The Reserve Fund thus created may only be used to cover the losses, and the General Meeting takes the decision about it.

9.1.2 The General Meeting decides about creating the possible Reserve Fund above the level of 20 % of the basic capital.

9.1.3    If  the  Company   shows  in  its   accounting   own  shares  or  scrip
         certificates,  it has to create a Reserve Fund according to Section 161
         d), paragraph 2 of the Commercial Code.

9.1.4 The sum from the basic capital decrease approved by the General Meeting, designated to cover future losses up, is transferred into the Reserve Fund according to Section 216a, paragraph 1c of the Commercial Code. This sum must not exceed 10 per cent of the basic capital.

9.1.5 The Board of Directors decides about the use of that part of the Reserve Fund which was formed according to article 9.1.1 above the level of 20 %, and/or about that part of the Reserve Fund created according to articles 9.1.3 and 9.1.4, unless stipulated by the Law or the Articles of Association that the appropriate decision falls into the jurisdiction of the General Meeting.

9.2      Other Funds

9.2.1 The General Meeting can decide about creating other funds according to the needs.

9.3      Financial Statements

9.3.1 The Board of Directors ensure elaboration of the financial statements and proposal of profit distribution. The financial statements verified by the auditor and reviewed by the Supervisory Board are submitted to the General Meeting. At the same time the Supervisory Board shall submit to the General Meeting a report on results of the review.

9.3.2 The financial statements must be elaborated in the way conforming to the general mandatory legal regulations and principles of proper accounting in such a way that they give full information of property and financial situation of the Company and of the level of profit or loss achieved in the last commercial year.

9.4      Distribution of Company's Profit and Loss Compensation

9.4.1 The General Meeting decides on distribution of the Company's profit on the basis of a Board of Directors' proposal as reviewed by the Supervisory Board.

9.4.2 The profit of the Company as achieved in relevant accounting period shall be allocated for dividends and directors' fee after deduction of sums allocated for taxes, allotment to the Reserve Fund and other purposes as approved by the General Meeting. The Company has not the right to distribute the profit (dividends) among its shareholders, to state the profit sharing (director's fee) for the members of the Board of Directors and Supervisory Board or profit sharing for its employees in the case when the net trading property of the Company as determined from the yearly financial statements by the last day of the accounting period is or would be, in the result of the profit distribution, lower than the basic capital of the Company increased by the following items:

           - subscribed nominal value of shares, if the shares of the Company have been subscribed to increase the basic capital, and the new basic capital has not been registered in the Commercial Register by the date of elaboration of the financial statements;

           - the part of the Reserve Fund formed out of the profit that can be used only for compensation of the Company's losses;

           - Reserve Fund created according to Section 161d and 216a of the Commercial Code.


9.4.3 This does not exclude the General Meeting's decision that a part of the profit will be used to increase the basic capital of the Company.

9.5      Dividend

9.5.1 The shareholder's right to dividend shall arise from the decision of the General Meeting.

9.5.2 The shareholder who has been the owner of a share of the Company by the date stated by the General Meeting that has decided on payment of the dividend, and who has been identified as the owner of the share in the List of shareholders.

9.5.3 The due date is specified by the General Meeting that has decided on payment of the dividend; otherwise the dividend is due by three months from the day when the decision on the dividend payment was adopted by the General Meeting.

9.5.4 The title to dividend is forfeited after a four-year prescriptive period beginning from the due date. The dividend stored with the Company is not put out interest. The General Meeting can set more detailed manners of dividend payment.

9.6      Bonuses and Royalties of the members of the Company's bodies

         Based on the ruling of the General Meeting, the members of the Company's bodies have the title to remuneration and profit sharing (directors' fee) for performance of their functions according to article 8.1, letter d) of these Articles.

         Furthermore, the members of the Company's bodies have the right to compensation for all expenses incurred in connection with performance of their functions.

         The General Meeting decides about the total amount of bonuses, manners of payment and due date of royalties. The rules for the remuneration (royalties) distribution among the Board of Directors and Supervisory Board members are set by the Board of Directors on the basis of General Meeting decision.

9.7      Method of Covering the Loss

9.7.1 The General Meeting, based on the Board of Directors proposal, decides about covering the losses from the previous business year.

9.7.2 Possible losses from the Company's business shall be covered, first of all, from the Reserve Fund. The Reserve fund utilization and approval are described in Article 9.1 of these Articles. Should the Reserve Fund does not suffice, the remaining loss can be left uncovered, and/or the basic capital decreased in order cover the loss.

10.      Rules for Increase and Reduction in the Basic Capital of the Company
         --------------------------------------------------------------------

10.1 Any increase or reduction in the basic capital of the Company is decided by the General Meeting under conditions given by these Articles, general mandatory legal regulations and in manners ensuing from them. The General Meeting's notification shall include the data required by the Commercial Code. The General Meeting can ask the Board of Directors, to decide, according to the Commercial Code and these Articles, about the increase in the basic capital by subscription for new shares or from the Company's own resources, except undistributed profit, up to the 1/3 of the present amount of the basic capital and for a period not longer than till the next regular General Meeting.

10.2 The basic capital increase can be effected by all forms given in the Commercial Code, i.e. by subscription for new shares by monetary and nonmonetary contributions, by conditional increase in the basic capital, by basic capital increase from the Company's own resources, by issuing new shares or by increasing the nominal value of current shares or by combined increase in the basic capital.

10.3 The basic capital may be increased by subscription for new shares only if the shareholders have paid in full the issue rate of all previously subscribed shares. This restriction shall not apply if the basic capital is to be increased by subscription for shares and their issue price is only to be paid by nonmonetary contributions. To increase the basic capital by share subscription, the provisions given in these Articles are used.

10.4 Each shareholder has a priority right to subscribe a part of the new company shares in the range of his/her company's basic capital share, providing the shares are subscribed by monetary deposits. In the General Meeting resolution on an increase of the basic capital the priority right can be deleted or limited. This resolution requires approval of at least three quarters majority of votes of the shareholders present.

10.5 The subscription for shares can be effected in two rounds. In the first round the existing shareholders may exercise their pre-emptive right, and according to the General Meeting resolution, also other physical and legal entities. In the second round, not subscribed shares are offered for subscription to the existing shareholders according to how they exercised their pre-emptive rights in the first round. The Board of Directors decides about the appropriate way of offering the shares not subscribed by pre-emptive right.

10.6 The increase in the basic capital becomes effective from the day of its entry in the Commercial Register. The Board of Directors is obliged to file an application for entry of the amount of basic capital in the Commercial Register; this can be done after the shares corresponding to the extent of its increase have been subscribed and after at least 30 per cent of their nominal value, including the share premium, in case of monetary contributions have been paid and after all nonmonetary contributions have been paid.

10.7 If the subscriber breaches his duty to pay the issue rate of the subscribed shares, or a due portion thereof, he shall pay interest on the amount in default at an annual rate of 20 per cent.

10.8 Should a subscriber fail to pay the issue price of the subscribed shares or the due amount, the Board of Directors shall invite him to pay the amount within 60 days of delivery of the Board of Directors invitation. Should this time-limit elapse in vain, the Board of Directors shall expel the subscriber from the Company and ask him to return his interim certificate within an appropriate time-limit, as fixed by the Board. Should an expelled subscriber not return his interim certificate within the fixed time-limit, the Board of Directors shall declare it invalid. The Board of Directors shall issue in its stead either a new interim certificate or shares to a person approved by the General Meeting, and such person shall pay the issue rate of these shares.

10.9 A reduction in the basic capital is carried out either by reducing the nominal value of shares, by taking the shares off the market by drawing or on the basis of a proposal, and/or by not issuing the shares. The concrete conditions of manners and the amount of reduction in the basic capital are decided by the General Meeting in accordance with the Commercial Code. In case of reduction of the basic capital by withdrawal of shares from the market by drawing, the drawing must be effected at the latest within ten days of the day when the Company's order to allocate numbers to the shares was given. The drawing procedure and results must be certified by a notary record; the Board of Directors shall advise of the results of drawing in a way stipulated by the Articles of Association for convening the General Meeting and in the extent required by the Commercial Code.

10.10 The Board of Directors shall notify the extent of the reduction in the basic capital within 30 days of the day when the resolution on its reduction was entered into the Commercial Register, to all known creditors whose claims against the Company arose prior to entry of the General Meeting's resolution into the Commercial Register. The resolution of the General Meeting on the reduction in the basic capital must also be made public in Obchodni vestnik (Business Journal) on no fewer than two occasions at least 30 days apart. The Board of Directors files an application for an entry into the Commercial Register after 90 days have passed from the second publication of the announcement on the reduction in the basic capital. The reduction in the basic capital is effective as of the day of its entry in the Commercial Register.

11.      Winding-up and Liquidation of Company
         -------------------------------------

11.1 The Company may be dissolved with liquidation or without liquidation if its basic capital has passed to a successor. Liquidation is also not required if the proposal for bankruptcy declaration due to insufficient property is dismissed or if no property is left after the Company bankruptcy.

11.2     The Company is dissolved:

         a)     on the day of the General Meeting decision,

         b) on the day of court ruling concerning the company dissolution, issued on the basis of the proposal of persons and for reasons specified in Section 68, paragraph 6 of the Commercial Code, or otherwise on the day when this ruling becomes legally effective,

         c) by the decision of the General Meeting concerning Company takeover, merger or splitting, or its modification into another form of trading company or cooperative,

         d) by cancellation of bankruptcy after the schedule is met or by cancellation of bankruptcy due to insufficient property of the Company to cover bankruptcy costs, or by dismissing the proposal for bankruptcy declaration due to insufficient property.

11.3 In case the proposal for bankruptcy declaration is dismissed for other reason than insufficient Company property, the Company is not considered as dissolved. If some property is left after the Company bankruptcy, the Company will be dissolved.

11.4     If company is dissolved:

         a) with a legal successor, the shareholder rights shall follow provisions of Section 220a) of the Commercial Code,

         b) with liquidation, the remaining assets are distributed among the shareholders according to Section 220 of the Commercial Code.

11.5 If the Company is wound-up with liquidation, the liquidator must ask for the General Meeting's approval when alienating property in a different way than by public auction.

11.6 The Company is dissolved on the day of its deletion from the Commercial Register.

12.      Announcements and notices of the Company
         ----------------------------------------

12.1 The Company's announcements are mailed to the shareholders at their addresses given in the List of shareholders by the Board of Directors.

12.2 The Board of Directors can also decide that the Company's notices will be published in Obchodni vestnik (Commercial Journal) or the daily press and/or posted in the place accessible to the shareholders at Company's headquarters.

12.3 Resolutions of the Company's bodies to be send to shareholders are mailed to the shareholders by a registered letter to their address given in the List of shareholders.


13.      Final Provisions
         ----------------

13.1 Origination, legal status and dissolution of the Company, as well as all legal relations resulting from the Articles of Association and the Company and labor and other relations within the Company are subject to general mandatory legal regulations of the Czech Republic.

13.2 Any disputes between the shareholders and the Company, between the Company and the members of its bodies, as well as the ones between shareholders with regard to their participation in the Company will be settled out of court. If failed, the dispute shall be put before and settled by relevant Czech court.

13.3 In case some of the provisions of the Articles of Association become invalid, ineffective or disputable, either due to valid laws or due to their changes, or in case some provisions are missing, the remaining provisions of the Articles of Association are not affected.

         The above mentioned provisions will be substituted either by a corresponding rule of law, which is, with its character and purpose, the closest to the intended purpose of the Articles of Association, or by a common business solution.

13.4     Period and Method of Storage of the Company's Documents

13.4.1 The minutes of the General Meetings along with notifications of the General Meetings and lists of persons present, the minutes of the meetings of the Board of Directors and Supervisory Board, as well as the invitations to these meetings along with the lists of persons present are stored in the Company's files for the whole period of its existence.

13.4.2 All contracts of the Company must be stored in the Company's files for the period of at least ten years after cessation of the contractual relation, if the general mandatory regulations do not state a longer period. In case that the period expires in the time, when the Company has not already existed, the duty of filing shall be transferred to the legal successor of the

         Company. In case that there is no legal successor, the liquidator shall ensure document storage in compliance with valid regulations on filing.


14.      Changes in Articles of Association
         ----------------------------------

         The Articles of Association can be changed only by a decision of the General Meeting. Two-third majority of votes of the shareholders present is needed to pass a decision.

         If the Company decides on increase/reduction in the basic capital, distribution of shares, change of form or type of shares or limitation of transferability of inscribed shares or its change, the change comes into force by the date of the record of these facts in the Commercial Register. The other changes in the Articles of Association come into force in the moment, when the General Meeting makes the relevant decision, unless the General Meeting decision on the change in the Articles of Association or the law state that they come into force later. The decision must be recorded in the form of a notarial record.


14.3 The Board of Directors of the company is entitled to issue the Articles in accordance with the changes and amendments.


15.      Articles of Association Effective Date
         --------------------------------------

         These Articles of Association come into force by the approval of the General Meeting on June 12, 1997.